Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:     Paul Surdez (investors) - +1 336-436-5076
Investor@labcorp.com

Pattie Kushner (media) - +1 336-436-8263
Media@labcorp.com

Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

COMPUTERWORLD NAMES COVANCE’S DIMITRIS AGRAFIOTIS A PREMIER 100 TECHNOLOGY LEADER

Agrafiotis’ Leadership in Bringing Xcellerate® Informatics to Market

Demonstrates How Software Can Improve Health and Improve Lives

BURLINGTON, NC, November 21, 2016 - Laboratory Corporation of America®Holdings (LabCorp®) (NYSE: LH), the world’s leading healthcare diagnostics company, is proud to announce that IDG's Computerworld recently recognized Dimitris Agrafiotis, Ph.D., chief data officer and head of technology products for Covance Drug Development, as a 2017 Premier 100 Technology Leaders honoree. This year’s Premier 100 spotlights 100 leaders from both the technology and business sides of companies for their exceptional technology leadership and innovative approaches to business challenges. Covance is the drug development business of LabCorp.

"The Premier 100 awards program highlights the exceptional work of an elite group of IT executives who are leading their organizations through times of unprecedented change. They are using technology to drive high-stakes business projects and create dynamic growth in their organizations, " said Scot Finnie, editor in chief of Computerworld.

"These 100 men and women are not only strategic business thinkers, but also team leaders who recognize the importance of recruiting and retaining the brightest talent to enable digital transformation and harness the opportunities of cloud, big data, mobile and social. We're pleased to recognize their leadership and honor their achievements."

“We are proud to see Dimitris recognized as an innovative leader for the contributions by him and his informatics team in developing and bringing Xcellerate®Informatics to market,” said Lance Berberian, senior vice president and chief information officer of LabCorp. “Their work advances LabCorp's mission to improve health and improve lives by helping bring innovative medicines to patients faster.”

Xcellerate is a first-of-its-kind technology solution that integrates, analyzes and visualizes relevant clinical-trial data in near real time to mitigate risk, protect patient safety and drive better and faster clinical-trial results, for a single study or across an entire portfolio of trials.

Berberian added, “The Covance Drug Development team is transforming the drug development process, and Dimitris and his colleagues are playing a critical role in the transformation by combining deep industry knowledge with extraordinary technical skills to create highly functional, sophisticated software that delivers actionable insights to trial sponsors.”

About the Premier 100 Technology Leadership Awards
The Premier 100 program was created in 2000 to spotlight individuals who have had a positive impact on their organizations through technology. These are individuals who manage internal IT organizations, mentor and motivate their IT teams and business colleagues, create a positive work environment, envision innovative solutions to business challenges and effectively manage and execute IT strategies. Each year, nominees are invited to complete a questionnaire that addresses a number of topics, including their background and experience and their attitude toward risk and innovation. Using Computerworld’s IT Leader Index, which is a measurement of how closely an individual matches our definition of the IT Leader, we analyze the data. Each year, 100 honorees are selected to receive this life-time recognition award. Information on previous honorees can be viewed at: www.computerworld.com/s/article/9065479/Premier_100_IT_Leaders

About LabCorp®
Laboratory Corporation of America®Holdings (NYSE: LH), an S&P 500 company, is the world’s leading healthcare diagnostics company, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster and develops technology-enabled solutions to change the way care is provided. With net revenue in excess of $8.5 billion in 2015, LabCorp’s 50,000 employees serve clients in 60 countries. To learn more about LabCorp, visit www.labcorp.com, and to learn more about Covance Drug Development, visit www.covance.com.

Forward-Looking Statements
This press release contains forward-looking statements including with respect to estimated 2016 guidance and the impact of various factors on operating results. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, adverse actions of governmental and other third-party payers and the results from the Company’s acquisition of Covance. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2015, and subsequent Forms 10-Q, including in each case under the heading risk factors, and in the Company’s other filings with the SEC, as well as in the risk factors included in Covance’s filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended December 31, 2015, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

About Computerworld
Computerworld from IDG is the leading technology media brand helping senior IT, business decision-makers and key influencers navigate change with effective business strategy. As the voice of business technology, Computerworld enables the IT value chain with unique editorial coverage from setting strategies to deriving value. Computerworld’s award-winning website (www.computerworld.com), focused conference series, strategic marketing solutions and research forms the hub of the world’s largest (40+ edition) global IT media network and provides opportunities for IT vendors to engage this audience. Computerworld leads the industry with an online audience of over 7.1 million monthly page views (Omniture, January 2016 – June 2016 average) and was recognized in 2016 as a top website by ASBPE. Computerworld is published by IDG Enterprise, a subsidiary of IDG. Company information is available atwww.idgenterprise.com.

###